                                                        EXHIBIT 12

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                     Six Months
                                                   Ended June 30,
                                                 ------------------
                                                   1997       1996
                                                 -------    -------
Earnings:
    Earnings before income tax expense            17,133     14,378
    Add:
    Interest on advances and other borrowings     36,533     27,741
    Interest component of rental expense             467        263
                                                 -------    -------
    Earnings before fixed charges excluding       54,133     42,382
      Interest on customer deposits
    Interest on customer deposits                 38,139     47,711
                                                 -------    -------
    Earnings before fixed charges                 92,272     90,093
                                                 =======    =======


Fixed Charges:
    Interest on advances and other borrowings     36,533     27,741
    Interest component of rental expense             467        263
                                                 -------    -------
    Fixed charges excluding interest on
      customer deposits                           37,000     28,004
    Interest on customer deposits                 38,139     47,711
                                                 -------    -------
    Total fixed charges                           75,139     75,715
                                                 =======    =======

Ratio of earnings to fixed charges including
  interest on customer deposits                     1.23x      1.19x

Ratio of earnings to fixed charges excluding
  interest on customer deposits                     1.46x      1.51x